Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 400 South Hope Street 25th Floor Los Angeles, CA 90071 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Brad Burke Investor Relations 215.921.7436	Steve Iaco Media Relations 212.984.6535

CBRE GROUP, INC. REPORTS STRONG FINANCIAL RESULTS FOR

FIRST-QUARTER 2018

GAAP EPS of $0.44, up 10%

Adjusted EPS of $0.54, up 20%

Revenue and Fee Revenue up 15% and 18%, respectively

Los Angeles, CA – May 2, 2018 — CBRE Group, Inc. (NYSE:CBRE) today reported strong financial results for the first quarter ended March 31, 2018.

“CBRE had an excellent start to 2018 with double-digit growth in revenue and a 20% increase in adjusted earnings per share,” said Bob Sulentic, CBRE’s president and chief executive officer. “Our performance for the quarter – paced by growth in global occupier outsourcing, capital markets and our Asia Pacific business – results from the execution of our strategy, which is centered on delivering differentiated client outcomes around the world, as well as the attractiveness of our sector.”

“While we caution against extrapolating first quarter results, we are tracking slightly ahead of our full-year 2018 guidance. First quarter results were ahead of our expectations across revenue, margins, and earnings and we continue to see solid momentum in our business. The first quarter is seasonally our slowest of the year and we will provide further commentary next quarter,” he continued.

Mr. Sulentic concluded: “CBRE continues to benefit from the strong secular trends that support our industry. These trends include growing occupier appetite for outsourced real estate services, increasing institutional capital allocation to the commercial real estate asset class, and the continued consolidation in our sector around the leading globally capable service providers.”

“Our strategy is aimed squarely at making the most of these macro trends, and we are sustaining progress on many fronts – from digital technology investments to Client Care initiatives to enhancing our talent base and better connecting our people around the world.  The successful execution of our strategy will ensure that we continue to produce outcomes for our clients that others find difficult to replicate.”

First-Quarter 2018 Results1

•

Revenue for the first quarter totaled $4.7 billion, an increase of 15% (11% local currency2). Fee revenue[3] rose 18% (13% local currency) to $2.3 billion. Organic fee revenue[3] growth was 16% (11% local currency).

•

On a GAAP basis, net income and earnings per diluted share increased 10% to $150.3 million and $0.44 per share, respectively. Adjusted net income[4] for the first quarter of 2018 rose 22% to $186.2 million, while adjusted earnings per share improved 20% to $0.54 per share.

CBRE Press Release

May 2, 2018

•

The adjustments to GAAP net income for the first quarter of 2018 included $29.0 million (pre-tax) of non-cash acquisition-related amortization and $28.0 million (pre-tax) write-off of financing costs related to the redemption in March 2018 of $800 million principal amount of the company’s 5% bonds due 2023. These costs were partially offset by $10.0 million (pre-tax) reversal of net carried interest incentive compensation and a net tax benefit of $11.5 million associated with the aforementioned pre-tax adjustments. The adjustments also include a $0.5 million net charge[5] attributable to an update to the provisional estimated tax impact of the 2017 Tax Cuts and Jobs Act initially recorded in the fourth quarter of 2017.

•

EBITDA[6] increased 13% (11% local currency) to $357.8 million and adjusted EBITDA increased 11% (8% local currency) to $347.8 million. Adjusted EBITDA margin on fee revenue was 15.3% for the three months ended March 31, 2018.

First-Quarter 2018 Segment and Business Line Review1

The following tables present highlights of CBRE segment performance during the first quarter of 2018 (dollars in thousands):

	Americas			EMEA			APAC
		% Change from Q1 2017			% Change from Q1 2017			% Change from Q1 2017
	Q1 2018	USD	LC	Q1 2018	USD	LC	Q1 2018	USD	LC
Revenue	$2,850,224	8%	8%	$1,181,254	31%	16%	$495,459	23%	17%
Fee revenue	1,268,734	12%	12%	609,367	27%	13%	251,783	15%	10%
EBITDA	225,843	5%	4%	36,946	11%	-2%	33,880	46%	41%
Adjusted EBITDA	225,843	0%	0%	36,946	4%	-8%	33,880	46%	40%

	Global Investment Management			Development Services (7)
		% Change from Q1 2017			% Change from Q1 2017
	Q1 2018	USD	LC	Q1 2018	USD	LC
Revenue	$123,690	38%	30%	$23,325	64%	64%
EBITDA	39,721	-3%	-8%	21,446	538%	538%
Adjusted EBITDA	29,692	15%	8%	21,446	538%	538%

CBRE produced strong revenue growth in its three global regions in the first quarter. APAC (Asia Pacific) saw revenue increase 23% (17% local currency) with outsized growth in India and Japan. EMEA (Europe, the Middle East & Africa) revenue also increased strongly, rising 31% (16% local currency), driven by France, Italy, the Netherlands and the United Kingdom. Americas revenue was up 8% (same local currency), supported by growth in Canada, Mexico and the United States.

Global occupier outsourcing once again achieved robust revenue growth, as the secular outsourcing trend continued to be a powerful growth catalyst. Revenue increased 16% (12% local currency) and fee revenue rose 26% (18% local currency). Growth was strong across geographies, notably in India, the United States and several continental European countries. Acquisitions contributed 2% (same local currency) to the revenue growth rate and 5% (same local currency) to the fee revenue growth rate in the current quarter.

CBRE’s capital markets businesses – property sales and commercial mortgage origination – achieved combined revenue growth of 17% (14% local currency).

Global property sales revenue rose 15% (11% local currency), as CBRE continued to gain market share. Americas sales revenue rose 14% (same local currency), with double-digit growth in Canada and the United States. APAC sales revenue increased 14% (8% local currency), driven largely by Japan and EMEA sales revenue rose 16% (3% local currency), led by Germany. This growth followed a 16% (local currency) increase in EMEA sales revenue in the first quarter of 2017.

For the first quarter, CBRE’s U.S. investment sales market share rose more than 100 basis points to 14.9%, according to Real Capital Analytics (RCA).

Commercial mortgage origination revenue increased 27% (26% local currency), reflecting brisk growth with both government agencies and private sector lenders.

CBRE Press Release

May 2, 2018

Strong mortgage origination activity supported the continued growth of the $184 billion loan servicing portfolio, which increased 23% from the first quarter of 2017. Recurring revenue from loan servicing increased 15% (14% local currency).

Leasing revenue rose 8% (5% local currency), with notable strength in international markets. EMEA and APAC achieved growth of 34% (19% local currency) and 18% (13% local currency), respectively. France, India and the United Kingdom were standouts during the quarter. Americas leasing revenue edged up 2% (1% local currency).

Property management services produced revenue and fee revenue growth of 11% (7% local currency) and 18% (13% local currency), respectively. Fee revenue rose by double digits in all three global regions and was supported in part by the continued strong growth in the investment fund administration business.

Valuation revenue rose 8% (3% local currency), paced by EMEA.

Adjusted EBITDA for CBRE’s real estate investment businesses rose significantly, increasing $21.9 million on a combined basis. Growth was driven by large asset sales in Development Services (which were reported in equity income from unconsolidated subsidiaries) and higher carried interest in Global Investment Management.

•

The in-process Development Services portfolio increased to a record $7.7 billion, up almost $900 million from year-end 2017, reflecting the significant conversion of pipeline deals. The pipeline increased $300 million during the first quarter.

•	Global Investment Management assets under management (AUM) totaled $104.2 billion, up $1.0 billion from year-end 2017. Currency movement increased AUM by approximately $1.7 billion during the quarter.

Conference Call Details

The company’s first quarter earnings conference call will be held today (Wednesday, May 2, 2018) at 8:30 a.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers. A replay of the call will be available starting at 1:00 p.m. Eastern Time on May 2, 2018, and ending at midnight Eastern Time on May 9, 2018. The dial-in number for the replay is 877‑660‑6853 for U.S. callers and 201-612-7415 for international callers. The access code for the replay is 13678077. A transcript of the call will be available on the company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2017 revenue). The company has more than 80,000 employees (excluding affiliates), and serves real estate investors and occupiers through approximately 450 offices (excluding affiliates) worldwide. CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com.

The information contained in, or accessible through, the company’s website is not incorporated into this press release.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance, market share, and business outlook. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets, interest rate increases, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; increases in unemployment and general slowdowns in commercial activity;

CBRE Press Release

May 2, 2018

trends in pricing and risk assumption for commercial real estate services; the effect of significant movements in average cap rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; declines in lending activity of U.S. Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA and adjusted EBITDA margins that enable us to continue investing in our platform and client service offerings; our ability to control costs relative to revenue growth; economic volatility and market uncertainty globally related to uncertainty surrounding the implementation and effect of the United Kingdom’s referendum to leave the European Union, including uncertainty in relation to the legal and regulatory framework that would apply to the United Kingdom and its relationship with the remaining members of the European Union; foreign currency fluctuations; our ability to retain and incentivize key personnel; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; the ability of our wholly-owned subsidiary, CBRE Capital Markets, Inc., to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; variations in historically customary seasonal patterns that cause our business not to perform as expected; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; changes in domestic and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, currency controls and other trade control laws), particularly in Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; our ability to maintain our effective tax rate, including during 2018 as we continue to assess the provisional amount recorded based upon our best estimate of the tax impact of the Tax Cuts and Jobs Act (Tax Act) enacted into law on December 22, 2017 in accordance with our understanding of the Tax Act and the related guidance available; changes in applicable tax or accounting requirements, including the impact of any subsequent additional regulation or guidance associated with the Tax Act; and the effect of implementation of new accounting rules and standards (including new lease accounting guidance which will be effective in the first quarter of 2019).

Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2017, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.

The terms “fee revenue,” “organic fee revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “EBITDA” and “adjusted EBITDA,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.

1  In the first quarter of 2018, we adopted new revenue recognition guidance. Certain restatements have been made to the 2017 financial statements to conform with the 2018 presentation.

2  Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.

CBRE Press Release

May 2, 2018

3  Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients. Organic fee revenue further excludes contributions from all acquisitions completed after first-quarter 2017.

4  Adjusted net income and adjusted earnings per share (or adjusted EPS) exclude the effect of select charges from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes for such charges. Adjustments during the periods presented included non-cash amortization expense related to certain intangible assets attributable to acquisitions, integration and other costs related to acquisitions, write-off of financing costs on extinguished debt and certain carried interest incentive compensation reversals to align with the timing of associated revenue. Adjustments also included an update to the provisional estimated tax impact of U.S. tax reform initially recorded in the fourth quarter of 2017.

5  In December 2017, the Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin No. 118 (SAB 118), Income Tax Accounting Implications of the Tax Cuts and Jobs Act (Tax Act), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. The net charge in the first quarter of 2018 related to an update of the net provision associated with the Tax Act based upon our reasonable estimates and interpretation of the Tax Act. We consider certain aspects of this charge to be provisional and the impact may change due to additional guidance that may be issued by the U.S. Government as well as ongoing analysis of our data and assumptions we have made. Our accounting for the effects of the Tax Act is expected to be completed within the measurement period provided by SAB 118.

6  EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization. Amounts shown for adjusted EBITDA further remove (from EBITDA) the impact of certain carried interest incentive compensation reversals to align with the timing of associated revenue and cash and non-cash charges related to acquisitions.

7  Revenue in the Development Services segment does not include equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interest. EBITDA includes equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense.

CBRE Press Release

May 2, 2018

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
		(As Adjusted) (1)
Revenue:
Fee revenue	$2,276,899	$1,933,854
Pass through costs also recognized as revenue	2,397,053	2,117,112
Total revenue	4,673,952	4,050,966

Costs and expenses:
Cost of services	3,619,961	3,146,477
Operating, administrative and other	732,235	606,626
Depreciation and amortization	108,165	94,037
Total costs and expenses	4,460,361	3,847,140

Gain on disposition of real estate (2)	18	1,385

Operating income	213,609	205,211

Equity income from unconsolidated subsidiaries (2)	40,179	15,018
Other (loss) income	(4,280)	4,115
Interest income	3,621	2,411
Interest expense	28,858	34,010
Write-off of financing costs on extinguished debt	27,982	—
Income before provision for income taxes	196,289	192,745
Provision for income taxes	46,164	53,819
Net income	150,125	138,926
Less: Net (loss) income attributable to non-controlling interests (2)	(163)	1,906
Net income attributable to CBRE Group, Inc.	$150,288	$137,020

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.44	$0.41
Weighted average shares outstanding for basic income per share	338,890,098	336,907,836

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.44	$0.40
Weighted average shares outstanding for diluted income per share	342,589,810	339,690,579

EBITDA	$357,836	$316,475
Adjusted EBITDA	$347,807	$313,177

(1)	In the first quarter of 2018, we adopted new revenue recognition guidance. Certain restatements have been made to the 2017 financial statements to conform with the 2018 presentation.
(2)

Equity income from unconsolidated subsidiaries and gain on disposition of real estate, less net income attributable to non-controlling interests, includes income of $35.2 million and $10.3 million for the three months ended March 31, 2018 and 2017, respectively, attributable to Development Services but does not include significant related compensation expense (which is included in operating, administrative and other expenses). In the Development Services segment, related equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense, are all included in EBITDA.

CBRE Press Release

May 2, 2018

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31, 2018
				Global
				Investment	Development
	Americas	EMEA	Asia Pacific	Management	Services	Consolidated
Revenue:
Fee revenue	$1,268,734	$609,367	$251,783	$123,690	$23,325	$2,276,899
Pass through costs also recognized as revenue	1,581,490	571,887	243,676	—	—	2,397,053
Total revenue	2,850,224	1,181,254	495,459	123,690	23,325	4,673,952

Costs and expenses:
Cost of services	2,274,851	960,647	384,463	—	—	3,619,961
Operating, administrative and other	355,271	184,247	77,310	78,315	37,092	732,235
Depreciation and amortization	77,981	18,846	4,681	6,227	430	108,165
Total costs and expenses	2,708,103	1,163,740	466,454	84,542	37,522	4,460,361

Gain on disposition of real estate	—	—	—	—	18	18

Operating income (loss)	142,121	17,514	29,005	39,148	(14,179)	213,609

Equity income from unconsolidated subsidiaries	3,999	238	194	875	34,873	40,179
Other income (loss)	1,742	89	—	(6,111)	—	(4,280)
Less: Net (loss) income attributable to non-controlling interests	—	(259)	—	418	(322)	(163)
Add-back: Depreciation and amortization	77,981	18,846	4,681	6,227	430	108,165

EBITDA	225,843	36,946	33,880	39,721	21,446	357,836

Adjustments:
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	—	(10,029)	—	(10,029)

Adjusted EBITDA	$225,843	$36,946	$33,880	$29,692	$21,446	$347,807

(1)

CBRE Press Release

May 2, 2018

CBRE GROUP, INC.

SEGMENT RESULTS—(CONTINUED)

FOR THE THREE MONTHS ENDED MARCH 31, 2017

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31, 2017 (As Adjusted) (1)
				Global
				Investment	Development
	Americas	EMEA	Asia Pacific	Management	Services	Consolidated
Revenue:
Fee revenue (1)	$1,133,211	$478,432	$218,428	$89,566	$14,217	$1,933,854
Pass through costs also recognized as revenue	1,505,995	426,199	184,918	—	—	2,117,112
Total revenue	2,639,206	904,631	403,346	89,566	14,217	4,050,966

Costs and expenses:
Cost of services	2,106,359	728,524	311,594	—	—	3,146,477
Operating, administrative and other	322,368	142,942	68,677	51,522	21,117	606,626
Depreciation and amortization	68,569	15,570	4,314	5,039	545	94,037
Total costs and expenses	2,497,296	887,036	384,585	56,561	21,662	3,847,140

Gain on disposition of real estate	—	—	—	—	1,385	1,385

Operating income (loss)	141,910	17,595	18,761	33,005	(6,060)	205,211

Equity income from unconsolidated subsidiaries	4,640	501	69	873	8,935	15,018
Other income (loss)	427	(1)	—	3,689	—	4,115
Less: Net (loss) income attributable to non-controlling interests	(1)	343	-	1,506	58	1,906
Add-back: Depreciation and amortization	68,569	15,570	4,314	5,039	545	94,037

EBITDA	215,547	33,322	23,144	41,100	3,362	316,475

Adjustments:
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	—	(15,241)	—	(15,241)
Integration and other costs related to acquisitions	9,678	2,133	132	—	—	11,943

Adjusted EBITDA	$225,225	$35,455	$23,276	$25,859	$3,362	$313,177

(1)	In the first quarter of 2018, we adopted new revenue recognition guidance. Certain restatements have been made to the 2017 financial statements to conform with the 2018 presentation.

.

CBRE Press Release

May 2, 2018

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Fee revenue
(ii)	Organic fee revenue
(iii)	Net income attributable to CBRE Group, Inc., as adjusted (which we also refer to as “adjusted net income”)
(iv)	Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per share” or “adjusted EPS”)
(v)	EBITDA and adjusted EBITDA

These measures are not recognized measurements under United States generally accepted accounting principles, or “GAAP.”  When analyzing our operating performance, investors should use them in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.

With respect to fee revenue and organic fee revenue:  the company believes that investors may find these measures useful to analyze the financial performance of our Occupier Outsourcing and Property Management business lines and our business generally. Fee revenue excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business. Organic fee revenue further excludes contributions from all acquisitions completed after first-quarter 2017.

With respect to adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA:  the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of EBITDA and adjusted EBITDA—the effects of financings and income tax and the accounting effects of capital spending. All of these measures may vary for different companies for reasons unrelated to overall operating performance. In the case of EBITDA and adjusted EBITDA, these measures are not intended to be measures of free cash flow for our management’s discretionary use because they do not consider cash requirements such as tax and debt service payments. The EBITDA and adjusted EBITDA measures calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments. The company also uses adjusted EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.

CBRE Press Release

May 2, 2018

Net income attributable to CBRE Group, Inc., as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except share data):

	Three Months Ended
	March 31,
	2018	2017
		(As Adjusted) (1)

Net income attributable to CBRE Group, Inc.	$150,288	$137,020

Plus / minus:
Non-cash amortization expense related to certain intangible assets attributable to acquisitions	28,972	26,991
Write-off of financing costs on extinguished debt	27,982	—
Carried interest incentive compensation reversal to align with the timing of associated revenue	(10,029)	(15,241)
Integration and other costs related to acquisitions	—	11,943
Tax impact of adjusted items	(11,537)	(8,448)
Impact of U.S. tax reform	548	—

Net income attributable to CBRE Group, Inc. shareholders, as adjusted	$186,224	$152,265

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.54	$0.45

Weighted average shares outstanding for diluted income per share	342,589,810	339,690,579

EBITDA and adjusted EBITDA, are calculated as follows (dollars in thousands):

	Three Months Ended
	March 31,
	2018	2017
		(As Adjusted) (1)

Net income attributable to CBRE Group, Inc.	$150,288	$137,020

Add:
Depreciation and amortization	108,165	94,037
Interest expense	28,858	34,010
Write-off of financing costs on extinguished debt	27,982	—
Provision for income taxes	46,164	53,819
Less:
Interest income	3,621	2,411

EBITDA	357,836	316,475

Adjustments:
Carried interest incentive compensation reversal to align with the timing of associated revenue	(10,029)	(15,241)
Integration and other costs related to acquisitions	—	11,943

Adjusted EBITDA	$347,807	$313,177

(1)	In the first quarter of 2018, we adopted new revenue recognition guidance. Certain restatements have been made to the 2017 financial statements to conform with the 2018 presentation.

CBRE Press Release

May 2, 2018

Revenue includes client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients, both of which are excluded from fee revenue. Organic fee revenue further excludes contributions from all acquisitions completed after first-quarter 2017. Reconciliations are shown below (dollars in thousands):

	Three Months Ended
	March 31,
	2018	2017
		(As Adjusted) (1)
Organic Fee Revenue
Consolidated fee revenue	$2,276,899	$1,933,854
Less: Acquisitions	(43,078)

Organic fee revenue	$2,233,821

Occupier Outsourcing
Fee revenue (2)	$712,522	$567,340
Plus: Pass through costs also recognized as revenue	2,241,557	1,970,133

Revenue (2)	$2,954,079	$2,537,473

Property Management
Fee revenue (2)	$148,129	$125,747
Plus: Pass through costs also recognized as revenue	155,496	146,979

Revenue (2)	$303,625	$272,726

(1)	In the first quarter of 2018, we adopted new revenue recognition guidance. Certain restatements have been made to the 2017 financial statements to conform with the 2018 presentation.
(2)	Excludes associated leasing and sales revenue.

CBRE Press Release

May 2, 2018

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2018	2017
		(As Adjusted) (1)
Assets:
Cash and cash equivalents (2)	$642,854	$751,774
Restricted cash	78,959	73,045
Receivables, net	3,121,520	3,112,289
Warehouse receivables (3)	1,161,668	928,038
Property and equipment, net	633,666	617,739
Goodwill and other intangibles, net	4,677,134	4,653,852
Investments in and advances to unconsolidated subsidiaries	228,950	238,001
Other assets, net	1,362,691	1,343,658

Total assets	$11,907,442	$11,718,396

Liabilities:
Current liabilities, excluding debt	$3,258,583	$3,802,154
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (3)	1,148,005	910,766
Revolving credit facility	463,000	—
Senior term loans, net	743,530	193,475
4.875% senior notes, net	592,171	591,972
5.25% senior notes, net	422,487	422,423
5.00% senior notes, net	—	791,733
Other debt	67	24
Other long-term liabilities	860,925	831,235

Total liabilities	7,488,768	7,543,782

Equity:
CBRE Group, Inc. stockholders' equity	4,357,631	4,114,496
Non-controlling interests	61,043	60,118

Total equity	4,418,674	4,174,614

Total liabilities and equity	$11,907,442	$11,718,396

(1)	In the first quarter of 2018, we adopted new revenue recognition guidance. Certain restatements have been made to the 2017 financial statements to conform with the 2018 presentation.
(2)	Includes $88.7 million and $123.8 million of cash in consolidated funds and other entities not available for company use as of March 31, 2018 and December 31, 2017, respectively.
(3)	Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.